Exhibit 99.1

NEWS RELEASE

CONTACT:

CreditRiskMonitor.com, Inc.

Jerry Flum, CEO

(845) 230-3000

ir@crmz.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Continues Record Operating Results for

1st Half of 2007

VALLEY COTTAGE, NY—August 8, 2007—CreditRiskMonitor (OTCBB: CRMZ) reported that revenues increased 17% and 15% to $1.23 million and $2.39 million for the 3 and 6 months ended June 30, 2007, respectively. Also, the Company reported net income of $58,000 and $78,000 for the 3 and 6 months ended June 30, 2007, respectively, versus net losses of $103,000 and $132,000 for the same periods last year.

Jerry Flum, CEO, stated, “Our core business is continuing to grow at double digits. We’ve now reported our fourth consecutive quarter of net income and are continuing to generate positive cash flow. Our cash balance of $2.72 million at June 30th is our highest level since the acquisition of the CreditRisk Monitor credit information service back in 1999.”

CREDITRISKMONITOR.COM, INC.

STATEMENTS OF OPERATIONS

FOR THE 3 AND 6 MONTHS ENDED JUNE 30, 2007 AND 2006

	3 Months Ended		6 Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating revenues	$1,233,177	$1,058,406	$2,391,977	$2,086,251

Operating expenses:
Data and product costs	408,046	372,611	829,302	693,003
Selling, general and
administrative expenses	754,042	775,842	1,457,186	1,491,779
Depreciation and amortization	16,688	16,952	33,327	33,203

Total operating expenses	1,178,776	1,165,405	2,319,815	2,217,985

Income (loss) from operations	54,401	(106,999)	72,162	(131,734)
Other income	18,390	17,483	36,780	31,363
Interest expense	(9,889)	(13,648)	(20,726)	(28,150)

Income (loss) before income taxes	62,902	(103,164)	88,216	(128,521)
Provision for income taxes	5,014	89	10,182	3,745

Net income (loss)	$57,888	$(103,253)	$78,034	$(132,266)

Net income (loss) per share
Basic and diluted	$0.01	$(0.01)	$0.01	$(0.02)

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals. The service offers comprehensive commercial credit reports covering public companies worldwide and includes detailed financial statements, ratio analysis and trend reports, peer analyses, credit scores, company background information, and Moody’s and Standard & Poor’s ratings. It includes trade payment data and public record filings on millions of U.S. companies. The service also provides continuous news monitoring that keeps subscribers up to date on events affecting the creditworthiness of companies. The Company now provides an interactive service for subscribers to use in calculating recommended credit line limits for their customers, as well as a facility for monitoring daily changes in these credit limit recommendations and alert subscribers to take action.

Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports.